Filed Pursuant to Rule 433

Registration No. 333-192048

CHASE ISSUANCE TRUST

Class A(2015-2)

(REOPEN)

Transaction Summary Dated March 17, 2015

Issuing Entity:	Chase Issuance Trust

Notes Offered:	Class A(2015-2)

Principal Amount:	$725,000,000*

Interest Rate:	1.59% p.a.

Pricing Date:	March 17, 2015

Expected Issuance Date:	March 24, 2015

First Interest Payment Date:	April 15, 2015

Interest Payment Dates:	Monthly on the 15th (unless the 15th is not a business day, in which case it will be the next business day)

Scheduled Principal Payment Date:	February 15, 2018

Legal Maturity Date:	February 18, 2020

Price to Public:	$726,696,138 (or 100.23395%)**

Underwriting Discount:	$1,812,500 (or 0.25000%)

Proceeds to the Issuing Entity:	$724,883,638 (or 99.98395%)**

Selling Concessions:	0.15000%

Reallowance:	0.07500%

Weighted Average Life:	2.89 years

ERISA Eligible:	Yes (subject to important considerations described in the prospectus)

Lead Underwriter:	J.P. Morgan Securities LLC

*	Upon completion of this offering, the aggregate outstanding dollar principal amount of Class A(2015-2) notes will be $2,125,000,000.
**	The price to public and proceeds to the issuing entity set forth above do not include accrued interest from March 13, 2015 to but excluding the issuance date for these Class A(2015-2) notes, which must be paid by the purchasers of these Class A(2015-2) notes on the issuance date.

The issuing entity has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuing entity has filed with the SEC for more complete information about the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Chase Bank USA, National Association, the issuing entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.